Exhibit 99.2

            6FIGUREJOBS HOSTS EXCLUSIVE NEW YORK EXECEXPO CAREER FAIR

         Leading National Employers Luring Experienced $100K+ Executives


NEW YORK, NY - SEPTEMBER 2, 2004 - 6FigureJobs, the leading online executive career portal and division of Workstream Inc.(TM), (NASDAQ: WSTM), today announced its upcoming ExecExpo career fair for executives earning in excess of $100,000 per year. The expo, featuring network and interview opportunities with some of the nation's premier employers, will be held at The Plaza Hotel in New York City on Sept. 29, 2004 between 10 a.m. and 5 p.m.

"While many believe the current economic recovery is focused only on creating lower-wage jobs for lower-skilled workers, employers and executive recruiters are actively searching for qualified senior business professionals to assume positions of responsibility with top-flight companies," stated Michael Mullarkey, Chairman and CEO of Workstream. "Not only do all of the positions at the 6FigureJobs ExecExpo offer salaries at or above $100,000 per year and competitive benefit plans, many offer generous relocation packages as well."

The 6FigureJobs ExecExpo provides an opportunity for immediate face-to-face interviews with top employers who are actively recruiting seasoned executives. Peer-to-peer networking opportunities, career development seminars and workshops offer guidance and feedback to fine-tune job search strategies and tactics for senior-level applicants.

Registration is free in advance, $25 at the door. Attendees are reminded that the dress code is strictly business-professional. Additional information is available at www.6figurejobs.com or 800-605-5154.

ABOUT 6FIGUREJOBS
6FigureJobs, a division of Workstream Inc., is the leading online resource for connecting senior managers with motivated employers and recruiters. Consistently named "Best of the Web" by Forbes Magazine and U.S. News & World Report. For more information visit www.6figurejobs.com or call 1-800-605-5154.

ABOUT WORKSTREAM
Workstream Inc. (NASDAQ: WSTM) is a provider of hosted Enterprise Workforce Management software and professional services to the Global 2000. Workstream's products provide Recruitment, Performance, Compensation and Rewards Management for employees and corporations. Workstream was named to the Deloitte & Touche Fast 500 list of the fastest growing software companies for 2003. Through its 12 offices and 200 dedicated human resource employees across North America, Workstream services customers such as BearingPoint, Chevron, Eli Lilly Canada, The Gap, Home Depot, Kaiser Permanente, KPMG Canada, Motorola, Nike, Nordstrom, Samsung, Sony Music Canada, VISA, Watson Wyatt, and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.


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Company Contact:
TAMMIE BROWN
WORKSTREAM, INC
1-877-327-8483 EXT. 263
TAMMIE.BROWN@WORKSTREAMINC.COM

Event Contact:
WWW.6FIGUREJOBS.COM
(800) 605-5154 (PRESS 1)
OR CALL DEBBIE ROTOLO, DIRECTOR OF EVENTS,
(800) 605-5154, EXT. 202
DEBBIE.ROTOLO@WORKSTREAMINC.COM